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                                                                    Exhibit 99.1


This press release contains certain forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and factors that would affect the firm's future results, see the Company's most recently filed SEC documents such as the Form 10-K, filed 11/28/00. . Some factors include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements.


                       JABIL CIRCUIT POSTS RECORD REVENUE
                          EARNINGS INCREASE 51 PERCENT


St. Petersburg, FL - December 19, 2000....Jabil Circuit, Inc. (NYSE: JBL),
electronics manufacturing services provider, today reported revenue for the first quarter of fiscal 2001, ended November 30, 2000. Revenue for the quarter increased 64 percent to $1.1 billion compared to $690 million for the same period of fiscal 2000.

Jabil's first quarter of fiscal 2001 net income increased 51 percent to $47.7 million, compared with $31.6 million for the first fiscal quarter of 2000, and earnings per share increased 42 percent to $0.24 per diluted share, compared to $0.17 for the first quarter of fiscal 2000. This excludes the impact of an acquisition-related charge of approximately $5.2 million, or $0.02 diluted EPS recorded in the first fiscal quarter of 2000.

Gross profit for fiscal 2001 first quarter increased 52 percent to $111.5 million or 9.9 percent of revenue compared to $73.4 million or 10.6 percent of revenue for the corresponding quarter of fiscal 2000.

Operating income for the first fiscal quarter of 2001 increased 46 percent to $65.2 million or 5.8 percent of revenue compared to $44.6 million or 6.5 percent of revenue for the first fiscal quarter of 2000. This excludes the impact of an acquisition-related charge of approximately $5.2 million, or $0.02 diluted earnings per share recorded in the first fiscal quarter of 2000.

"While our earnings for the first fiscal quarter were impressive on a year-over-year basis, they did not meet our sequential growth expectations," said Jabil President and CEO Tim Main. "During the quarter we were faced with unanticipated shortages of certain key components that prevented us from achieving our original goals."

INCOME STATEMENT -- SEQUENTIAL TREND HIGHLIGHTS

-        First quarter revenue grew by 6 percent over the prior quarter.
- Operating income increased from $64.5 million, to $65.2 million over the prior quarter, or to 5.8 percent of revenue.
- Net income after taxes was $47.7 million or 4.2 percent of revenue, as compared to $47.1 million or 4.4 percent in the prior sequential quarter.
- Earnings per share for the quarter were $0.24 on an average of 198,907,000 shares during the period, fully diluted.
                                   ( M O R E )







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Q1 2001 Earnings Release--Add One


BALANCE SHEET REVIEW -- SEQUENTIAL TREND HIGHLIGHTS

- Accounts receivables increased by $45 million to $568 million in the first quarter as compared to $523 million in the fourth quarter. Calculated DSO was 45 days, while collection experience was 36 days.
- Inventories increased by $164 million in the quarter to $642 million as compared to $478 million at the end of August. Calculated inventory turns were seven, compared to eight turns in the previous quarter.
- The Company's debt to capitalization ratio was three percent at the end of the quarter.
-        For the quarter, average return on assets was 9.2 percent.
-        Fiscal first quarter average return on equity was 14.7 percent.


FISCAL YEAR GUIDANCE

The Company provided updated guidance for the balance of its fiscal year, which included revised earnings estimates for the remainder of the year. The Company expects that customer inventory adjustments will cause an eleven percent sequential decline in operating income for its second fiscal quarter. Resumed growth is targeted to drive a sequential increase of 32 percent in its fiscal third quarter over the second quarter and 16 percent sequential growth of operating income in its fourth fiscal quarter. The Company is targeting an operating income increase of 33 percent for the 2001 fiscal year.

 "Our overall business is in excellent health and we are enthusiastic about the EMS sector and our positioning for long term growth. We believe that we are seeing the impact of a short-term inventory adjustment as customers take a more temperate view of economic growth. Our targets for this year anticipate organic revenue growth of over 40 percent and operating income growth of 33 percent. This would be solid performance and in line with the growth trends we have maintained for the last seven years," said Main.

Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from facilities in the North America, Europe, Asia and Latin America. Further information about Jabil can be found on the World Wide Web at http://www.jabil.com.


                           #                    #


Statement of operations and balance sheet data for Q1 FY01 attached.

Q1 FY01 earnings conference call will be available through www.jabil.com/ir/index.html and will remain until January 3, 2001. A telephone replay is also available for 24 hours beginning at 6:30 p.m. on Tuesday, December 19. Phone call access is 1-800-633-8284, reservation number 171-24-463.












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                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  November 30,
                                                      2000           August 31,
                                                  (Unaudited)           2000
                                                  ------------      -----------
 ASSETS
 Current assets
   Cash and cash equivalents                      $   131,067       $   337,602
   Accounts receivable - Net                          568,298           523,096
   Inventories                                        641,514           477,548
   Prepaid expenses and other current assets           40,543            30,984
   Deferred income taxes                               19,600            18,040
                                                  -----------       -----------

         Total current assets                       1,401,022         1,387,270

 Property, plant and equipment, net                   704,785           587,494
 Other assets                                          44,208            43,428
                                                  -----------       -----------

                                                  $ 2,150,015       $ 2,018,192
                                                  ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
   Current installments of long term debt         $     8,333       $     8,333
   Accounts payable                                   664,467           594,111
   Accrued expenses                                    67,898            72,261
   Income taxes payable                                24,466            17,270
                                                  -----------       -----------

         Total current liabilities                    765,164           691,975

 Long term debt, less current installments             25,000            25,000
 Deferred income taxes                                 37,411            28,112
 Deferred grant revenue                                 2,712             2,922
                                                  -----------       -----------

         Total liabilities                            830,287           748,009
                                                  -----------       -----------
 Stockholders' equity
   Common stock                                           191               190
   Additional paid in capital                         845,612           843,784
   Retained earnings                                  474,556           426,814
   Cumulative translation adjustment                     (631)             (605)
                                                  -----------       -----------

         Total stockholders' equity                 1,319,728         1,270,183
                                                  -----------       -----------

                                                  $ 2,150,015       $ 2,018,192
                                                  ===========       ===========




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                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)

                                                       Three months ended
                                                  -----------------------------
                                                  November 30,     November 30,
                                                      2000             1999
                                                  ------------     ------------

Net revenue                                       $ 1,128,955       $ 689,822
  Cost of revenue                                   1,017,482         616,435
                                                  -----------       ---------

Gross profit                                          111,473          73,387

Operating expenses:
  Selling, general and administrative                  44,080          27,051
  Research and development                              1,428           1,182
  Amortization of intangibles                             777             599
  Acquisition-related charge                               --           5,153
                                                  -----------       ---------
Operating income                                       65,188          39,402

  Interest income                                      (2,494)         (1,180)
  Interest expense                                        439             565
                                                  -----------       ---------

Income before income taxes                             67,243          40,017

  Income tax expense                                   19,501          13,529
                                                  -----------       ---------

Net income                                        $    47,742       $  26,488
                                                  ===========       =========

Earnings per share:
Basic                                             $      0.25       $    0.15
                                                  ===========       =========
Diluted                                           $      0.24       $    0.14
                                                  ===========       =========

Common shares used in the calculations
of earnings per share:
Basic                                                 190,526         174,820
                                                  ===========       =========
Diluted                                               198,907         182,778
                                                  ===========       =========